GP inc.

Gamer Pakistan

Any reference to Gamer PaFkistan Inc. includes subsiFdiary K2 Gamer Pakistan Fand its affiliate Elite Sports PakisFtan.

Cautionary Note Regarkding Forward-Looking kStatements

This presentation contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses, and the outcome.

These statements are based on our managements expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Proposed Offering Terms

Issuer	Gamer Pakistan, Inc.
Security	Common Shares
Proposed Price Per Share	$4.00-$5.00
Proposed Shares Offered	1,700,000*
Proposed Offering Size	$6,800,000*
Proposed Trading Symbol	GPAK
Proposed Exchange	The Nasdaq Capital Market
Bookrunning Manager/Underwriter	WestPark Capital, Inc.

* Assumes no exercise of the Funderwriters' over allotment option to purchaseF up to 255,000 additional Fordinary shares.

Esports in Pakistan


Elite Sports Pakistan
PRESENTS
PKR 10,000,000
BKUC
02

Esports - Worldwide

#Esports: The **fastest growing** sport in the world.

#Mobile: The **fastest growing** platform for gaming.

Nearly half a billion people worldwide consume esports content.

Most gamers are under the age of 35- one of the most important and profitable demographics for brand awareness.


ESP
ELITE SPORTS PAKISTAN
WELCOME
GP inc.
Gamer Pakistan
K2 GAMER
Pvt. Ltd.
National Free Fire Championship 16-24 December 2022
From
Team Elite Sports Pakistan
www.elitesportspakistan.com
SALT

Gamer Pakistan Inc. is an entertainment & data company in Pakistan focused on social engagement through **Esports**.

Gamer Pakistan Inc.
creates live events in Pakistan focused on University students & is currently building an Esports platform to **scale engagement and revenue opportunities.**

Gamer Pakistan Team

Jim Knopf, CEO (US), worked with **ESPN to produce the first-ever NCAA College Esports Championship** in 2019 that was streamed on ESPN3. Mr. Knopf has over 30 years of experience negotiating and selling large-scale content distribution deals across multiple platforms, (TV, digital, mobile and OTT).



Alexander Alexandrov, Chief Technical Officer and Nicholas Venezia, Chief Technical Data Officer, comprise the team behind our technology. They have served as directors, consultants or worked with a global clientele including: **Amazon, Beats by Dre, Mercedes-Benz, Land Rover, Sony, Nike** and many others.



Gamer Pakistan's team is led by Muhammad Jamal Qureshi, CEO and Director, (Pakistan). Mr. Qureshi speaks Urdu, English, Punjabi, Pashtoo and has been **instrumental in igniting the growth of University eSports** in the country of Pakistan.

Exclusive Audience

The Inter University Consortium for Promotion of Social Sciences, (IUCPSS), is the largest network of Pakistani Universities, representing all geographical regions of the country.

Gamer Pakistan has signed 96 IUCPSS Member Universities.

Total Students: 1.96 Million in the Pakistan University system.


ESP - MUL
PRESENTS


ESP - MUL
PRESENTS
ELITE SPORTS PAKISTAN
SEVENTY FIVE THOUSAND RUPEES
RUNNER UP


ESP - MUL
PRESENTS
ELITE SPORTS PAKISTAN
FIFTY THOUSAND RUPEES




ESP



Tournaments & Events

Hosted **27** University Esports championships over the last **18 months.**

Exclusive organizer of the first officially-sanctioned **Annual University Esports National Tournament and Championship** in Pakistan.



K2GAMER & GAMER PAKISTAN
GP inc.
Gamer Pakistan
PRESENTS
K2GAMER
ALL BALOCHISTAN
CS-GO
INTERVARSITY CHAMPIONSHIP



BATTLEGROUNDS
ESP - BACHA KHAN UNIVERSITY CHARSADDHA
Presents
Inter Department Esports Championship
28 September 2022
Prize Pool PKR
winner: 7k
Runner up 5k
Third Position: 3k



PUBG
First Ever
ESP-Mega Pakistan
Open
E-Sports Championship
19 Nov 2022
Prize Pool PKR 50000
Entry Fee PKR 500/Team
REGISTRATION OPEN



27th Day
LIVE
STREAMING
ESP
ES EX
K2GAMER
EASTERN
CAPITAL CONFERENCE
ELITE SPORTS PAKISTAN
Presents
EASTERN CAPITAL CONFERENCE
ESPORTS CHAMPIONSHIP



ESP
ES EX
K2GAMER
SOUTH WESTERN
ELITE SPORTS PAKISTAN
Presents
SOUTH WESTERN CONFERENCE
14th Day
ESPORTS CHAMPIONSHIP
LIVE
STREAMING



IF YOU ARE A PLAYER
SPORTS OFFICIAL
SPORTS ENTHUSIAST
OR
VOLUNTEER
GET REGISTERED & SUBSCRIBE
WITH
ELITE SPORTS PAKISTAN PVT LIMITED
www.esp.org.pk
TO EXPLORE THE NUMEROUS SPORTS OPPORTUNITIES

Cutting Edge Technology

Gamer Pakistan

Alexander Alexandrov, Chief Technical Officer:
(Non-Exclusive)

We're building a web platform will that allow us to create customized profiles for schools/universities we partner with. The platform will accommodate for such schools to be engaged in many sports/e-sports, create custom sport / team / player profiles, track and share custom events and event / player attributes.

We are also planning to host / stream events, record game scores and player statistics, sell tickets and merchandise through the platform and eventually leverage the audience and features into some social interactions between the users as well and expand the platform and some of its functionality into a mobile app.

Cutting Edge Data

GP inc.
Gamer Pakistan

Nicholas Venezia, Chief Technical Data Officer:

(Non-Exclusive)

1. Boost Esports Partnerships: Leverage the current growth in esports to further expand our partnerships with schools and build a robust gaming community.

2. Enhance AI Capabilities: Continue investing in AI technology to improve data precision and generate detailed insights into our growing user base.

3. Maximize Advertiser Value: Use the granular insights provided by AI to offer highly targeted advertising opportunities, increasing our ability to charge premium rates.

4. Data-Driven Strategies: Continue to prioritize data and AI in our strategy, providing value to both our users and advertisers, and ensuring consistent growth as we head towards our IPO.

Cutting Edge Data

With our data platform we believe we will be able to gather unique data on college students in Pakistan, focusing on their mobility patterns related to video gaming and then sell the data in ad exchanges, fueling advertising innovation and reaching a targeted audience. Our data transactions will comply with global privacy guidelines to ensure ethical and legal data usage.

Monetization Plan

GP inc.
Gamer Pakistan

Our monetization plan is based on **standard approaches** like advertising, or of subscriptions, but also some that are **specific to Esports**:

#Of Gamers

At the end of 2022, the number of game1rs in Pakistan was estimated to be 36.8 million, (16% of the 1population) and predicted to rise to 50.9 million gamers, (20.6% of the population), by 2026.

Video Game Revenue

Video game industry revenue in Pakistan reached $208.7 million and show an annual growth rate of 2.17% from 2022-2026 resulting in an estimated annual revenue of $227.4 million by 2026.

Mobile First Gaming Market

Pakistan is a mobile-first gaming market. Mobile games generated $171.3 million in 2022 compared with $21.3 million for online games and $16.1 million for download games.

https://intenta.digital/gaFming-industry/video-game-iFndustry-pakistan/

World Wide Viewers

Esports viewers worldwide = **1.2 Billion.**


ESP
NWC

Go To Market

#1 → **Esports** is the fastest growing sports category in the world.

#2 → **Pakistan** has a **high concentration** of the key Esports demographic in the world.

#3 → **Gamer Pakistan** Has access to cutting edge data analytical technology.

#4 → **Gamer Pakistan** leadership has been successful in **Pakistan** at the highest level.

Global Wave

Management believes Esports is the next global wave. Esports combines the excitement of **competitive sports**, the shared experience of **social media** and the win-or-go-home challenge of **gaming**.

Gamer Pakistan has already put on successful events, has contracted for the technology to build the business, has acquired **exclusive access** to a large market with favorable demographics through its University Contracts, and has an **experienced management** team and a growing industry.

Please join us as we build the Gamer Pakistan university **Esports business in Pakistan**.


ESP
GP
ESP - MUL
PRESENTS
ALL PAKISTAN INTERVARSITY ESPORTS
NATIONAL CHAMPIONSHIP 2022
CASH PRIZES
TEAMS
WINNER. RS100,000
RUNNERS UP. RS75000
3RD POSITION. RS 50000
CASH PRIZES
TEAMS OFFICIAL
WINNER. RS5000
RUNNERS UP. RS5000
3RD POSITION. RS5000
CASH PRIZES
DIRECTOR SPORTS
WINNER. RS20,000
RUNNERS UP. RS15000
3RD POSITION. RS10000
WINNER
PARTICIPATION IN SAARC REGION UNIVERSITIES GAMES 2022
PRO CARD
SCHOLARSHIP WORRTH 4000/- US$


ESP
ELITE SPORTS PAKISTAN
GP
ES EX
MUST
BEARS
ALL PAKISTAN
INTERVARSITY NATIONAL
ESPORTS CHAMPIONSHIP
2022
RS. 100,000
CHAMPIONS
MIR PUR UNIVERSITY OF SCIENCE AND TECHNOLOGY AJK










Elite Sports Pakistan
PRESENTS

GP inc.

Gamer Pakistan


ESP




ESP





Gamer Pakistan Inc. has filed a registration statement on Form S-1(including a preliminary prospectus) with the SEC for the offering to which this communication relates. (Filed on July 12, 2023, Registration Statement No. 333-273220).

Before you invest, you should read the preliminary prospectus in that registration statement and other documents Gamer Pakistan Inc. has filed with the SEC for more complete information about the Company and this offering. A copy of the preliminary prospectus included in the registration statement can be accessed thorugh the following link:

https://www.sec.gov/Archives/edgar/data/1948884/0001654954213009094/gpak_s1.htm

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: 1-949-449-0553. 1